Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Declares a Regular Quarterly Cash Dividend of $0.02 per Share

New York, New York, May 6, 2020 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months ended March 31, 2020.

The following financial review discusses the results for the three months ended March 31, 2020 and March 31, 2019.

First Quarter 2020 and Year-to-Date Highlights

•	As Genco’s main focus is on the health and safety of our crew members and our team onshore, we have taken various proactive measures in response to COVID-19

o	Specifically, these measures have centered around business continuity, crew protection and headquarters operations

•	Genco maintains a strong financial position with $149.5 million of cash, including $15.2 million of restricted cash, as of March 31, 2020

•	Genco announced a regular quarterly cash dividend of $0.02 per share for the first quarter of 2020

o	Payable on or about May 28, 2020 to all shareholders of record as of May 18, 2020

o	We have now paid or declared cumulative dividends totaling $0.695 per share over the last three quarters

•
We are in the process of negotiating a revolving credit facility with lenders of our current bank group for up to $25 million, which we expect will be collateralized by the vessels in our $108 million credit facility

•	We completed our exhaust gas cleaning systems (“scrubbers”) installation program for our 17 Capesize vessels in January 2020

•	Recorded a net loss of $120.4 million for the first quarter of 2020

o	Basic and diluted loss per share of $2.87

o	Adjusted net loss of $7.1 million or basic and diluted loss per share of $0.17, excluding $112.8 million in non-cash vessel impairment charges and a $0.5 million loss on sale of vessels

•	Recorded adjusted EBITDA of $16.9 million during Q1 2020[1]

•	Voyage revenues totaled $98.3 million and net revenue[1] (voyage revenues minus voyage expenses and charter hire expenses) totaled $46.9 million during Q1 2020

•	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q1 2020 was $9,755 marking an improvement of 6% as compared to Q1 2019

o	During the quarter, we benefited from forward coverage taken ahead of a seasonally softer first quarter as well as the timely execution of our scrubber program on our Capesize vessels

•	In 2020, we have completed the sale of our oldest Handysize vessel and our last remaining Panamax

o	The Genco Charger, a 2005-built Handysize, delivered to buyers on February 24, 2020

o	The Genco Thunder, a 2007-built Panamax, delivered to buyers on March 5, 2020

•	We have also entered into memoranda of agreement to sell three additional Handysize vessels: the Baltic Wind, the Genco Bay and the Baltic Breeze for aggregate gross proceeds of $23.6 million

John C. Wobensmith, Chief Executive Officer, commented, “Year-to-date, Genco has taken proactive measures intended to protect our team and the Company from the widespread impact of COVID-19, in particular by implementing remote headquarters operations and crew protection strategies. Our top priority remains the health, safety and well-being of our crew members and onshore professionals with our goal of preventing the spread of COVID-19.  We are proud of their dedication, and we sincerely thank them for their efforts. During this time of global economic uncertainty, we remain focused on maintaining the strength of our industry leading balance sheet and conserving our sizeable liquidity position. As such, we are working with our existing lenders on a revolving credit facility for up to $25 million to supplement our already substantial cash balance. At the same time, we are pleased to have declared a dividend for the first quarter of 2020 highlighting our commitment to returning capital to shareholders. We view amending our first quarter dividend as a prudent action taken by management and the Board of Directors aimed at balancing preservation of the Company’s liquidity position with a return of cash to shareholders. Capital allocation remains a top priority for the Company and is a key topic that we will continuously evaluate as these events further evolve. During the first quarter, we also continued to opportunistically divest additional non-core vessels to bolster our strong cash position and further strengthen the fleet’s profile. Our industry leading balance sheet provides Genco with increased optionality and flexibility to adapt to rapidly changing market conditions while pursuing our core longer term strategy.”

Mr. Wobensmith continued, “While the overall impact of COVID-19 on our business remains uncertain, we maintain our favorable medium to long term outlook of the drybulk market given the historically low orderbook which bodes well for containing fleet growth in the coming years. Furthermore, economic activity in China, the world’s largest importer of drybulk commodities, has improved over the last two months which we view as a positive step. While output in other regions around the world has slowed meaningfully due to nationwide closures, we remain hopeful that when these countries begin to gradually restart economic activity that will lead to increased demand for the raw materials that we transport.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Genco’s business continuity plans and response to COVID-19

As our vessels continue to trade commodities globally, we have taken measures to safeguard our crew and work toward preventing the spread of COVID-19. Crew members have received gloves,

face masks, hand sanitizer, goggles and handheld thermometers. We continue to monitor CDC and WHO guidelines and are also limiting access of shore personnel boarding our vessels. Specifically, no shore personnel with fever or respiratory symptoms are allowed on board, and those that are allowed on board are restricted to designated areas that are thoroughly cleaned after their use. Face masks are also provided to shore personnel prior to boarding a vessel. Precautionary materials are posted in common areas to supplement safety training while personal hygiene best practices are strongly encouraged on board.

We have implemented industry leading protocols with regard to crew rotations to keep our crew members safe and healthy which includes polymerase chain reaction (PCR) testing as well as a 14-day quarantine period prior to boarding a vessel. Genco is enacting crew changes where permissible by regulations of the ports and origin of the mariners, in addition to strict protocols that safeguard our crews against COVID-19 exposure.

Our business continuity plans onshore for our three global offices in New York, Singapore and Copenhagen, have allowed for an efficient transition to a remote working environment.  Additionally, we have also placed a temporary ban on all non-essential travel.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, our fleet deployment strategy remains weighted towards short-term fixtures which provides us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried closely mirrors that of global commodity trade flows. This approach continues to serve us well given the divergence in major and minor bulk rates throughout the course of 2020 to date.

During the first quarter, we benefited from coverage taken ahead of the traditionally softer period through a combination of booking forward cargoes as well as short-period time charters. Additionally, on our Capesize vessels, our timely execution of our scrubber installation program enabled Genco to capture the differential between compliant and high sulfur fuel that was widest in the earliest stages of IMO 2020 compliance, significantly de-risking the initial investment. Our first quarter of 2020 TCE results by class are listed below.

•	Capesize: $16,660
•	Ultramax and Supramax: $6,908
•	Handysize: $5,734
•	Fleet average: $9,755

Regarding our Q2 2020 fixtures to date, on our Capesize vessels, there are indications of a potential gradual recovery in iron ore shipments out of the Atlantic basin. For this reason, we continue to ballast select Capesize vessels to the region in an effort to capture these improving market fundamentals. This added commercial trading flexibility together with a wider array of fixing options has been a key differentiator in our Capesize performance this year as compared to 2019 as we continue to implement our active chartering approach, following the completion of our scrubber program.

For our minor bulk vessels, market conditions have softened during the second quarter to date, as trade flows of several commodities closely tied to global economic activity have slowed. We have used this weaker earnings environment to strategically reposition vessels to key regions ahead of a potentially improving market later in the year. Several of these backhaul fixtures are reflected in our forward guidance below without the positive offset of a corresponding fronthaul. Based on current fixtures to date, we estimate the following to be our TCE to date for the second quarter of 2020.

•	Capesize: $9,525 for 65% of the owned available Q2 2020 days
•	Ultramax and Supramax: $5,584 for 60% of the owned available Q2 2020 days
•	Handysize: $4,562 for 62% of the owned available Q2 2020 days
•	Fleet average: $6,773 for 62% of the owned available Q2 2020 days

Actual rates for the quarter will vary based upon future fixtures.

Regular Quarterly Cash Dividend Policy

For the first quarter of 2020, Genco declared a regular quarterly cash dividend of $0.02 per share.  Management and the Board of Directors determined to pay a dividend in light of the Company’s strong balance sheet, its emphasis on returning cash to shareholders and the expected receipt of net proceeds from the sale of non-core assets. Given the disruption to and volatility of the drybulk market in 2020 to date, management and our Board of Directors decided to reduce our regular quarterly dividend for the first quarter of 2020 to $0.02 per share from $0.175 per share following its quarterly review. This dividend is payable on or about May 28, 2020, to all shareholders of record as of May 18, 2020.

Dividends going forward remain subject to the determination of our Board of Directors each quarter after its review of our financial performance and will depend upon various factors, including limitations under our credit agreements and applicable provisions of Marshall Islands law.  Ongoing market weakness and heightened economic uncertainty as a result of the COVID-19 pandemic and related economic conditions may result in our suspension, reduction, or termination of future quarterly dividends.

Financial Review: 2020 First Quarter

The Company recorded a net loss for the first quarter of 2020 of $120.4 million, or $2.87 basic and diluted net loss per share. Comparatively, for the three months ended March 31, 2019, the Company recorded a net loss of $7.8 million, or $0.19 basic and diluted net loss per share.

The Company’s revenues increased to $98.3 million for the three months ended March 31, 2020, as compared to the $93.5 million recorded for the three months ended March 31, 2019. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $9,755 per day for the three months ended March 31, 2020 as compared to $9,230 per day for the three months ended March 31, 2019. During the first quarter of 2020, the drybulk market came under significant pressure in part due to seasonal factors including increased newbuilding deliveries and weather-related cargo disruptions primarily in Brazil and Australia. Specifically, Brazilian iron ore exports declined by 16% year-over-year in Q1 2020 to the lowest quarterly level seen since Q1 2013. These seasonal factors were accentuated by the onset of COVID-19 which has impacted industrial activity globally with temporary reductions in steel production, mining and port operations leading to lower demand for some of the cargoes we carry, including iron ore, coal and certain minor bulk cargoes. In recent weeks, Capesize rates have gradually improved as Brazilian iron ore shipments begin to recover off of their first quarter lows. The duration and impact of COVID-19, and actions to contain the coronavirus or treat its impact are uncertain as are their effects on rates and market volatility.

During the three months ended March 31, 2020, the Company recorded $112.8 million in non-cash impairment charges as well as a $0.5 million loss on sale of vessels. During the three months ended March 31, 2019, a $0.6 million gain on sale of vessels was recorded. Voyage expenses rose to $48.4 million for the three months ended March 31, 2020 versus $43.0 million during the prior year period. This increase was primarily due to the onset of IMO 2020 in which our non-scrubber fitted minor bulk fleet consumed more expensive low sulfur fuel as opposed to high sulfur fuel in order to comply with sulfur emissions regulations that took effect on January 1, 2020. This was partially offset by savings in fuel costs on our Capesize vessels, which are all fitted with scrubbers and continue to consume the less expensive high sulfur fuel. Vessel operating expenses decreased to $21.8 million for the three months ended March 31, 2020, from $23.2 million for the three months ended March 31, 2019 primarily due to fewer owned vessels. General and administrative expenses decreased to $5.8 million for the first quarter of 2020 compared to $6.3 million for the first quarter of 2019, primarily due to lower office related expenses. Depreciation and amortization expenses decreased to $17.6 million for the three months ended March 31, 2020 from $18.1 million for the three months ended March 31, 2019, primarily due to a decrease in the depreciation expense for the five vessels that were sold during the fourth quarter of 2019 and first quarter of 2020, as well as a decrease in depreciation expense for the Handysize vessels that were added to our fleet renewal program during Q1 2020 resulting in a reduction in their carrying value.

Daily vessel operating expenses, or DVOE, amounted to $4,413 per vessel per day for the first quarter of 2020 compared to $4,420 per vessel per day for the first quarter of 2019. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for 2020 is $4,590 per vessel per day.

Apostolos Zafolias, Chief Financial Officer, commented, “During a challenging macro-economic backdrop, we were able to generate adjusted EBITDA of $16.9 million during the quarter while maintaining a strong cash position. Furthermore, we have continued our strategy of divesting older, less fuel-efficient vessels having entered into memoranda of agreement to sell three Handysize vessels as we further streamline and modernize our fleet. Going forward we remain focused on maintaining the strength of our balance sheet in order to be able to adapt to rapidly changing market conditions. As such, drawing upon our low leverage profile, we are in the process of negotiating a revolving credit facility for up to $25 million which we expect will be collateralized by the vessels in our $108 million credit facility. Given the macro economic uncertainty brought upon by COVID-19, we believe this is a prudent step to bolster our already strong liquidity position.”

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the three months ended March 31, 2020 was $4.0 million as compared to net cash provided by operating activities of $11.6 million for the three months ended March 31, 2019.  This decrease in cash provided by operating activities was primarily due to an increase in amounts due from charterers as of March 31, 2020 based on the timing of freight payments and the percentage completion of spot voyages for our vessels, an increase in drydocking related expenditures and other changes in working capital.

Net cash provided by investing activities was $5.6 million during the three months ended March 31, 2020 as compared to net cash used in investing activities of $4.1 million during the three months ended March 31, 2019.  This increase was primarily due to an increase in net proceeds from the sale of vessels, as well as a decrease in ballast water treatment system related expenditures.  These amounts were partially offset by an increase in cash used to purchase scrubbers for our vessels.

Net cash used in financing activities during the three months ended March 31, 2020 and 2019 was $14.3 million and $17.3 million, respectively.  The decrease was primarily due to the $11.3 million drawdown on the $495 Million Credit Facility during the first quarter of 2020, partially offset by a $7.3 million payment of dividends during the first quarter of 2020 and a $1.7 million increase in repayments under the $495 Million Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of May 6, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, six Ultramax, 20 Supramax and 10 Handysize vessels with an aggregate capacity of approximately 4,837,000 dwt and an average age of 9.9 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. In January 2020, Genco completed its scrubber retrofit program on our 17 Capesize vessels. The balance of our fleet consisting of minor bulk vessels is consuming ultra-low sulfur compliant fuel.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs and scheduled off-hire days for our fleet for the remainder of 2020 to be:

	Q2 2020	Q3 2020	Q4 2020
Estimated Drydock Costs (1)	$5.5 million	$1.4 million	$0.7 million
Estimated BWTS Costs (2)	$2.1 million	$0.9 million	-
Estimated Offhire Days (3)	150	40	20

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Estimated costs presented include approximately $2.1 million of costs associated with three vessels that could potentially be sold based on our fleet renewal program.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand. Estimated costs presented include approximately $1.1 million of costs associated with three vessels that could potentially be sold based on our fleet renewal program.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 60 days associated with three vessels that could potentially be sold based on our fleet renewal program. The estimated offhire days per sector scheduled for Q2 2020 consists of 110 days for Supramaxes, 20 days for Ultramaxes and 20 days for Handysizes.

Fleet Update

We continue to divest our older, less fuel-efficient tonnage as part of our efforts to modernize our fleet and create a more focused asset base while reducing our carbon footprint.

Specifically, in the first quarter of 2020, we sold the Genco Charger, a 2005-built Handysize, on February 24, 2020 for gross proceeds of $5.2 million and the Genco Thunder, a 2007-built Panamax, on March 5, 2020 for gross proceeds of $10.4 million. With the sale of the Genco Thunder, the Company exited the Panamax sector as we continue to execute our barbell approach to fleet composition. The debt associated with these two vessels as well as the Genco Raptor, which was sold during the fourth quarter of 2019, amounts to $14.9 million. This amount is currently recorded on our balance sheet as restricted cash. Under the terms of our $495 million credit facility, the Company can either repay the debt associated with these vessels or utilize the 180-day reinvestment period to redeploy this capital towards the acquisition of a replacement vessel instead of repaying the loan, if the applicable terms and conditions under the facility are met.

We have also entered into memoranda of agreement to sell three additional Handysize vessels built between 2009 and 2010: the Baltic Wind, the Genco Bay, and the Baltic Breeze, for aggregate gross proceeds of $23.6 million. We expect to deliver the vessels to buyers during the second and third quarters of 2020.

In February 2020, the Company determined to expand its previously announced fleet optimization and renewal plan aimed at modernizing its fleet.  In addition to the fifteen original vessels designated to be sold under this plan, the Company determined to pursue the sale of ten Handysize vessels, on an opportunistic basis, that were not already part of the plan and are viewed as non-core vessels within our fleet. Given this decision, as the estimated future undiscounted cash flows for each of these vessels did not exceed their net book values, we adjusted the values of these vessels to their respective fair market values during the first quarter of 2020.  We incurred a non-cash impairment charge of $85.8 million in the first quarter of 2020. If and when we sell each of these vessels, we will determine how to deploy the net proceeds, which may include repayment of debt, the purchase of modern, high specification vessels that complement our commercial strategy and management’s view of drybulk supply and demand fundamentals, and dividends and share repurchases.

Separately, during the first quarter we also recorded a non-cash vessel impairment charge totaling $27.0 million on four of our 55,000 dwt Supramax vessels. As a result of the lower earnings environment in 2020 to date, primarily due to COVID-19, we do not anticipate the estimated future undiscounted cash flows for each of these vessels to exceed their net book values over the vessels’ remaining useful life. As such, we adjusted the values to their respective fair market values during the first quarter.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
	(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$98,336	$93,464
Total revenues	98,336	93,464

Operating expenses:
Voyage expenses	48,368	43,022
Vessel operating expenses	21,813	23,190
Charter hire expenses	3,075	2,419
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million and $0.5 million, respectively)	5,767	6,310
Technical management fees	1,854	1,940
Depreciation and amortization	17,574	18,076
Impairment of vessel assets	112,814	-
Loss (gain) on sale of vessels	486	(611)
Total operating expenses	211,751	94,346

Operating loss	(113,415)	(882)

Other (expense) income:
Other (expense) income	(584)	329
Interest income	594	1,327
Interest expense	(6,945)	(8,575)
Other expense	(6,935)	(6,919)

Net loss	$(120,350)	$(7,801)

Net loss per share - basic	$(2.87)	$(0.19)

Net loss per share - diluted	$(2.87)	$(0.19)

Weighted average common shares outstanding - basic	41,866,357	41,726,106

Weighted average common shares outstanding - diluted	41,866,357	41,726,106

	March 31, 2020	December 31, 2019
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$134,338	$155,889
Restricted cash	14,855	6,045
Due from charterers, net	15,004	13,701
Prepaid expenses and other current assets	10,865	10,049
Inventories	29,342	27,208
Vessels held for sale	23,129	10,303
Total current assets	227,533	223,195

Noncurrent assets:
Vessels, net of accumulated depreciation of $228,208 and $288,373, respectively	1,121,561	1,273,861
Deferred drydock, net	17,704	17,304
Fixed assets, net	5,949	5,976
Operating lease right-of-use assets	7,904	8,241
Restricted cash	315	315
Total noncurrent assets	1,153,433	1,305,697

Total assets	$1,380,966	$1,528,892

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$34,170	$49,604
Current portion of long-term debt	72,962	69,747
Deferred revenue	7,818	6,627
Current operating lease liabilities	1,698	1,677
Total current liabilities	116,648	127,655

Noncurrent liabilities
Long-term operating lease liabilities	9,393	9,826
Long-term debt, net of deferred financing costs of $12,143 and $13,094, respectively	403,729	412,983
Total noncurrent liabilities	413,122	422,809

Total liabilities	529,770	550,464

Commitments and contingencies

Equity:
Common stock	418	417
Additional paid-in capital	1,714,385	1,721,268
Accumulated deficit	(863,607)	(743,257)
Total equity	851,196	978,428
Total liabilities and equity	$1,380,966	$1,528,892

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(120,350)	$(7,801)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	17,574	18,076
Amortization of deferred financing costs	951	915
Noncash operating lease expense	337	285
Amortization of nonvested stock compensation expense	481	452
Impairment of vessel assets	112,814	-
Loss (gain) on sale of vessels	486	(611)
Insurance proceeds for protection and indemnity claims	101	226
Change in assets and liabilities:
(Increase) decrease in due from charterers	(1,303)	5,041
(Increase) decrease in prepaid expenses and other current assets	(1,074)	927
Increase in inventories	(2,134)	(1,077)
Decrease in accounts payable and accrued expenses	(9,916)	(2,114)
Increase (decrease) in deferred revenue	1,191	(1,907)
Decrease in operating lease liabilities	(412)	(390)
Deferred drydock costs incurred	(2,784)	(410)
Net cash (used in) provided by operating activities	(4,038)	11,612

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(273)	(3,406)
Purchase of scrubbers (capitalized in Vessels)	(7,778)	(5,868)
Purchase of other fixed assets	(1,039)	(1,199)
Net proceeds from sale of vessels	14,510	6,351
Insurance proceeds for hull and machinery claims	157	-
Net cash provided by (used in) investing activities	5,577	(4,122)

Cash flows from financing activities
Repayments on the $108 Million Credit Facility	(1,580)	(1,580)
Proceeds from the $495 Million Credit Facility	11,250	-
Repayments on the $495 Million Credit Facility	(16,660)	(15,000)
Payment of common stock issuance costs	-	(105)
Cash dividends paid	(7,290)	-
Payment of deferred financing costs	-	(591)
Net cash used in financing activities	(14,280)	(17,276)

Net decrease in cash, cash equivalents and restricted cash	(12,741)	(9,786)

Cash, cash equivalents and restricted cash at beginning of period	162,249	202,761
Cash, cash equivalents and restricted cash at end of period	$149,508	$192,975

Three Months Ended March 31, 2020
Adjusted Net Loss Reconciliation	(unaudited)
Net loss	$(120,350)
+ Impairment of vessel assets	112,814
+ Loss on sale of vessels	486
Adjusted net loss	$(7,050)

Adjusted net loss per share - basic	$(0.17)
Adjusted net loss per share - diluted	$(0.17)

Weighted average common shares outstanding - basic	41,866,357
Weighted average common shares outstanding - diluted	41,866,357

Weighted average common shares outstanding - basic as per financial statements	41,866,357
Dilutive effect of stock options	-
Dilutive effect of restricted stock awards	-
Weighted average common shares outstanding - diluted as adjusted	41,866,357

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
EBITDA Reconciliation:	(Dollars in thousands) (unaudited)
Net loss	$(120,350)	$(7,801)
+ Net interest expense	6,351	7,248
+ Depreciation and amortization	17,574	18,076
EBITDA(1)	$(96,425)	$17,523

+ Impairment of vessel assets	112,814	-
+ Loss (gain) on sale of vessels	486	(611)
Adjusted EBITDA	$16,875	$16,912

	Three Months Ended
	March 31, 2020	March 31, 2019
FLEET DATA:	(unaudited)
Total number of vessels at end of period	53	58
Average number of vessels (2)	54.3	58.3
Total ownership days for fleet (3)	4,942	5,247
Total chartered-in days (4)	422	293
Total available days for fleet (5)	5,229	5,496
Total available days for owned fleet (6)	4,807	5,203
Total operating days for fleet (7)	5,126	5,383
Fleet utilization (8)	97.8%	97.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$9,755	$9,230
Daily vessel operating expenses per vessel (10)	4,413	4,420

	Three Months Ended
	March 31, 2020	March 31, 2019
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,547.0	1,530.0
Panamax	64.8	207.2
Ultramax	546.0	540.0
Supramax	1,820.0	1,800.0
Handymax	-	-
Handysize	964.7	1,170.0
Total	4,942.5	5,247.2

Chartered-in days
Capesize	-	-
Panamax	-	-
Ultramax	178.3	30.4
Supramax	204.1	186.4
Handymax	14.5	17.4
Handysize	25.1	58.9
Total	422.0	293.1

Available days (owned & chartered-in fleet)
Capesize	1,528.4	1,528.8
Panamax	64.4	207.2
Ultramax	668.4	570.2
Supramax	1,971.0	1,945.6
Handymax	14.5	17.4
Handysize	982.2	1,226.9
Total	5,228.9	5,496.1

Available days (owned fleet)
Capesize	1,528.4	1,528.8
Panamax	64.4	207.2
Ultramax	490.1	539.8
Supramax	1,766.9	1,759.2
Handymax	-	-
Handysize	957.1	1,168.0
Total	4,806.9	5,203.0

Operating days
Capesize	1,528.4	1,515.3
Panamax	60.1	199.7
Ultramax	667.8	531.5
Supramax	1,944.9	1,915.9
Handymax	14.5	17.4
Handysize	910.4	1,202.7
Total	5,126.1	5,382.5

Fleet utilization
Capesize	99.9%	99.0%
Panamax	92.7%	96.4%
Ultramax	99.9%	93.2%
Supramax	98.6%	97.1%
Handymax	100.0%	100.0%
Handysize	92.0%	97.9%
Fleet average	97.8%	97.4%

Average Daily Results:
Time Charter Equivalent
Capesize	$16,660	$12,054
Panamax	5,439	7,889
Ultramax	8,107	8,421
Supramax	6,492	8,769
Handymax	-	-
Handysize	5,734	6,938
Fleet average	9,755	9,230

Daily vessel operating expenses
Capesize	$4,886	$4,963
Panamax	4,175	4,327
Ultramax	4,637	4,300
Supramax	4,209	4,268
Handymax	-	-
Handysize	3,884	4,015
Fleet average	4,413	4,420

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2020 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$98,336	$93,464
Voyage expenses (in thousands)	48,368	43,022
Charter hire expenses (in thousands)	3,075	2,419
	46,893	48,023

Total available days for owned fleet	4,807	5,203
Total TCE rate	$9,755	$9,230

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Postponement of 2020 Annual Meeting

As a result of ongoing restrictions in the New York area due to the COVID-19 pandemic, we are postponing our 2020 Annual Meeting of Shareholders that was originally scheduled to be held on Wednesday, May 13, 2020.  We anticipate setting a new date for the meeting to be held in July 2020.  We will publicly confirm the new date, time, and location for the meeting and circulate materials to shareholders at a later date.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of May 6, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, six Ultramax, 20 Supramax and 10 Handysize vessels with an aggregate capacity of approximately 4,837,000 dwt and an average age of 9.9 years.

The following table reflects Genco’s fleet list as of May 6, 2020:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 7, 2020 at 8:30 a.m. Eastern Time to discuss its 2020 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (856) 344-9283 or (866) 288-0540 and enter passcode 5989226. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 5989226. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

   "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xix) our ability to realize the economic benefits or recover the cost of the scrubbers we have installed; (xx) worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020; (xxi) our financial results for the year ending December 31, 2020 and other factors relating to determination of the tax treatment of dividends we have declared; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; (xxiii) successful completion of the negotiation of, and agreement regarding the terms of definitive documentation for, the revolving credit facility for up to $25 million referred to in this release; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550